Exhibit 99.1

PRESS RELEASE

Radyne ComStream Reports Third Quarter Pre-Tax Earnings of $2.7 Million
Bookings, Sales and Earnings Increase for Third Consecutive Quarter

PHOENIX, AZ – October 30, 2003 — Radyne ComStream Inc. (NASDAQ: RADN; Warrants: RADNW), today reported net earnings of $1.6 million, or $0.10 per share on a diluted basis, for its fiscal third quarter ended September 30, 2003 compared to a net loss of $2.9 million, or $0.19 per share, for the third quarter of 2002. Earnings before income taxes were $2.7 million for the third quarter of 2003 compared to a loss of $2.9 million for the same quarter of 2002. Net sales of $15.8 million for third quarter 2003 were up 23% compared to third quarter 2002 net sales of $12.8 million.

Earnings for third quarter 2003 benefited from gross profits of $7.1 million, 78% greater than the same quarter of 2002 due primarily to increased sales and new, lower cost products introduced during second quarter 2003. Gross profits increased to 45% of net sales compared to 31% for the same quarter of 2002. Gross margins for third quarter 2003 also benefited from cost reductions resulting in lower operating overhead compared to third quarter 2002. Operating expenses continue to decline, with third quarter 2003 R&D expenses down $0.4 million or 20% compared to the same quarter of 2002 due primarily to staff and cost reductions as part of more focused new product development efforts.

“Our bookings, sales and earnings have increased for the third consecutive quarter and new products continue to increase our gross margins and market share,” commented Bob Fitting, CEO. “Our new higher-margin satellite communications products continue to find acceptance with our customers, and we expect our new video encoder products that are anticipated to come on line next month to increase margins on our video product line.”

Net earnings were $1.5 million, or $0.10 per share on a diluted basis, for the nine months ended September 30, 2003 compared to a net loss of $9.4 million, or $0.62 per share, (including a $4.3 million, or $0.28 per share, charge for cumulative effect of change in accounting principle) for the same period in 2002. Net sales for the nine months ended September 30, 2003 were $41.5 million, down 6% compared to net sales of $43.9 million for the same period in 2002. New lower cost products introduced in second quarter 2003 improved gross margins to 42% of sales for the first nine months of 2003 compared to 31% for the same period in 2002. The Company has no debt, and cash has increased $8 million since the beginning of fiscal year 2003 to $24 million at September 30, 2003.

Radyne ComStream will be conducting a conference call and webcast today at 2:00 p.m. EST to comment on and answer any questions related to its third quarter 2003 financial results. The call is open to the public. The domestic dial in number is 1-877-407-9205 and the international dial in number is 201-689-8054. It will also be accessible via the Internet at www.radn.com and www.vcall.com. Those unable to participate at the designated time may visit either website to listen to a recording of the conference call.

About Radyne ComStream

Radyne ComStream designs, manufactures, sells, integrates and installs products, systems and software used for the transmission and reception of data and video over satellite, microwave and cable communication networks. The Company, through the Tiernan subsidiary (www.tiernan.com), is a supplier of HDTV and SDTV encoding and transmission equipment. The Armer subsidiary (www.armercom.com) provides innovative solutions for the integration and installation of turnkey communications systems. Radyne ComStream is headquartered in Phoenix, Arizona, has manufacturing facilities in Phoenix and San Diego, and sales offices in Singapore, Beijing, Jakarta and London. The Company also has sales and/or service centers in Sao Paulo, Bangalore, Shanghai and Moscow. For more information visit our web site at www.radn.com.

Contact: Rich Johnson, Chief Financial Officer, Radyne ComStream, 602.437.9620

Safe Harbor Paragraph for Forward-Looking Statements

This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”) and Radyne ComStream claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to the Company’s expectation that its new video encoder products anticipated to come on line next month will result in increased margins on its video product line.

Forward-looking statements involve risks, uncertainties and other factors that may cause actual results, performance or achievements of Radyne ComStream and its subsidiaries to be materially different from those expressed or implied by such forward-looking statements. Factors that could affect Radyne ComStream’s results and cause them to materially differ from those contained in the forward-looking statements contained herein include, without limitation the Company’s failure or delay in bringing its new video encoder products online in the anticipated time frame or the failure of the Company’s customers to receive this product as expected by the Company.

Other factors that may affect forward-looking statements and the Company’s business generally include but are not limited to:

•	Prospects of the international markets and global economy given that Radyne ComStream depends heavily on international sales.

•	A downturn in the evolving telecommunications and Internet industries.

•	Risk factors and cautionary statements made in Radyne ComStream’s Annual Report on Form 10-K for the period ended December 31, 2002.

•	The effect that acts of international terrorism may have on Radyne ComStream’s ability to ship products abroad.

•	Other factors that Radyne ComStream is currently unable to identify or quantify, but may exist in the future.

Forward-looking statements speak only as of the date the statement was made. Radyne ComStream does not undertake and specifically declines any obligation to update any forward-looking statements.

Financial Statements follow.

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Radyne ComStream Inc.
Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2003	2002

	Unaudited
Assets
Current assets:
Cash and cash equivalents	$24,375,545	$16,229,558
Accounts receivable, net	10,707,165	10,517,340
Inventories	7,392,390	10,654,601
Prepaid expenses and other assets	267,875	567,352
Deferred tax assets	1,520,309	2,552,549

Total current assets	44,263,284	40,521,400
Property and equipment, net	2,597,055	3,692,842
Deposits and other intangibles	205,051	192,530

	$47,065,390	$44,406,772

Liabilities and Stockholders’ Equity
Current liabilities:
Current installments of obligations under capital leases	$17,147	$37,808
Accounts payable, trade	2,271,435	1,880,207
Accrued liabilities	4,181,052	3,899,676
Customer advance payments	834,036	707,398

Total current liabilities	7,303,670	6,525,089
Deferred rent	26,777	72,264
Obligations under capital leases, excluding current installments	7,692	19,861
Accrued stock option compensation	477,656	501,073

Total liabilities	7,815,795	7,118,287

Commitments and contingent liabilities
Stockholders’ equity:
Common stock; $.001 par value — authorized, 50,000,000 shares	15,504	15,309
Additional paid-in capital	51,311,216	50,921,603
Accumulated deficit	(12,077,125)	(13,625,485)
Accumulated other comprehensive loss	—	(22,942)

Total stockholders’ equity	40,281,835	37,288,485

	$47,065,390	$44,406,772

Radyne ComStream Inc.
Condensed Consolidated Statements of Operations
Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Net sales	$15,790,825	$12,841,172	$41,462,604	$43,943,711
Cost of sales	8,654,509	8,407,846	24,028,884	29,887,714
Restructuring charge	—	430,826	—	430,826

Gross profit	7,136,316	4,002,500	17,433,720	13,625,171

Operating expenses:
Selling, general and administrative	2,976,611	2,867,389	10,129,861	9,947,761
Research and development	1,554,561	1,946,917	4,883,462	6,766,673
Asset impairment charges	—	995,000	—	995,000
Restructuring charge	—	1,101,889	—	1,101,889

Total operating expenses	4,531,172	6,911,195	15,013,323	18,811,323

Earnings (loss) from operations	2,605,144	(2,908,695)	2,420,397	(5,186,152)
Other (income) expense:
Interest expense	4,046	12,843	21,633	34,329
Interest and other income	(55,350)	(56,908)	(181,836)	(146,511)

Earnings (loss) before income taxes and cumulative effect of change in accounting principle	2,656,448	(2,864,630)	2,580,600	(5,073,970)
Income taxes (benefit)	1,032,240	—	1,032,240	—

Net earnings (loss) before cumulative effect of change in accounting principle	1,624,208	(2,864,630)	1,548,360	(5,073,970)
Cumulative effect of change in accounting principle	—	—	—	(4,281,205)

Net earnings (loss)	$1,624,208	$(2,864,630)	$1,548,360	$(9,355,175)

Earnings (loss) per share:
Basic	$0.11	$(0.19)	$0.10	$(0.62)

Diluted	$0.10	$(0.19)	$0.10	$(0.62)

Weighted average common shares outstanding:
Basic	15,452,238	15,234,693	15,357,610	15,161,804

Diluted	15,721,470	15,234,693	15,419,281	15,161,804

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